State of Israel Ministry of Defense / Publications Department MZ/8600

Agreement
Made and entered into in Tel Aviv in November 2006

Between:
The Government of Israel/Ministry of Defense
In the name of the State of Israel
Represented under authorization published in Official Gazette 3997 of April 23, 1992 by the Director of the Publications Department of the Ministry of Defense together with the Commissioner of Funds and Budgets of the Publications Department

(hereinafter - the “Ministry”)

A n d :	Colombus Geographic Systems Ltd., Private Co. No. 51-352524-6 P.O.B. 47, Moshav Timorim Mobile Post Sh'kamim 79860 Represented by Zvika Friedman
(hereinafter - the “Rights Owner”)

WHEREAS	the Company produces software products, map production applications (hereinafter - the “Software”) and kits for aerial and ortho-photo pictures (hereinafter - the “Kit”); and

WHEREAS	the Company has offered to the Ministry distribution rights for the Software and the Kit; and

WHEREAS	the Ministry is willing to take upon itself the distribution of the Software and shelf products as set forth in this Agreement:

THEREFORE it is agreed, declared and stipulated between the parties as follows:

1.	The preamble to this Agreement constitutes an integral part hereof.

2.
The Company grants the Ministry the distribution concession for the Software and shelf products (according to the price-list). Granting the concession does not detract from the Company’s right to distribute the Software and shelf products directly by itself.

3.	(a)
In consideration for marketing the Software products, the Ministry shall be entitled to 35% of the revenues it receives from sales of the Software products to customers it obtains by itself, and to 10% of the revenues from sales of Software products to customers referred to it by the Company (according to the pricelist).

(b)
With respect to sale of other shelf products and hardware products, apart from the Software products (according to the pricelist), the Ministry shall receive 8% of the revenues for customers it obtains by itself, and 6% of the revenues for customers referred to it by the Company.

4.	Marketing terms, prices and discount rates to customers have been agreed separately between the parties.

5.	The parties shall report to each other on the entities which they have approached with purchase offers for the Software and/or shelf products, with the aim of achieving maximum coordination.

6.
The Ministry shall collect and assemble the orders from customers and shall transfer them to the Company, and the Company on its part undertakes to supply the Software and/or shelf products within 7 days from the date of receiving the order from the Ministry, and the customer shall confirm receipt of the product from the Company.

7.	Service to Customers:

(a)	The Company shall appoint a permanent liaison officer on its behalf in order to coordinate with the Ministry and the customers.
(b)
The Company is responsible vis-à-vis customers for the quality of the Software products and undertakes to replace any defective Software with a new one immediately upon receipt of the complaint from the Ministry.

(c)	The Company is responsible for placing service and technical support at the disposal of the customers, as customary in the industry.
(d)	To the extent the Company shall update the Software products version during the Agreement period, it undertakes to supply to the Ministry new Software products.

8.
The Agreement shall be in force for one year, as of August 2006. Should the Ministry not notify the Company 60 days prior to the end of the Agreement of its wish to cancel the Agreement or to make changes therein, the Agreement period shall be extended for a further year on the same terms and conditions. In any event, the Agreement period shall not exceed 3 years from its inception.

9.
The Ministry shall report to the Company each month on the quantity of Software and shelf products sold by it. In accordance with the report, the Company shall issue an invoice to the Ministry and shall attach thereto the customers’ confirmations, as set forth in Clause 6 above. After examination of the invoice and approval thereof by a Ministry representative from the Government Publications Department, the Ministry shall pay the Company the amount due to it at the end of 75 days from receipt of the invoice by the Publications Office, with the addition of V.A.T. as required by law.

10.	The parties’ addresses for the purposes hereof are as set forth in the preamble.

[Stamp:] Colombus Geographic Systems Ltd. Private Co. No. 51-352524-6 ( - ) The Company	( - ) The Ministry